Exhibit 99.2

ASSISTANT SECRETARY’S CERTIFICATE

The undersigned hereby certifies that she is the Assistant Secretary of The Lazard Funds, Inc., Lazard Retirement Series, Inc., Lazard Global Total Return and Income Fund, Inc. and Lazard World Dividend & Income Fund, Inc., each a Maryland corporation, Lazard Alternative Strategies Fund, L.L.C., a Delaware limited liability company, and Lazard Multi-Strategy 1099 Fund (the “1099 Fund”), a Delaware statutory trust (each, a “Fund” and any two or more together or collectively, the “Funds”); that the following is a true and correct copy of the resolutions duly adopted by a vote at a special joint telephonic meeting of the Boards of Directors/Managers/Trustees (the “Board”) of the Funds on September 28, 2011, at which meeting a quorum was at all times present and acting; that the passage of said resolutions by the Board, including a majority of the Directors/Managers/Trustees (collectively, “Board Members”) who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of the Funds (the “Independent Board Members”), was in all respects legal; and that said resolutions are in full force and effect:

          RESOLVED, that, with respect to each Fund, it is the determination of the Board, including a majority of the Independent Board Members, that the Fund’s proposed fidelity bond coverage pursuant to Rule 17g-1 under the 1940 Act (the “Bond”) written by Federal Insurance Company in the amount of $8,750,000, insuring the Fund and the other parties named as insured parties under the Bond (collectively with the Fund, the “Parties”) for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the 1940 Act, is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund’s portfolio or portfolios, the number of other Parties, and the nature of the business activities of such other Parties; and further

          RESOLVED, that the Board, including a majority of the Independent Board Members, hereby approves the payment by the Fund of the portion of the premium for coverage under the Bond, which is determined by relative net assets, having given due consideration to all relevant factors including, but not limited to, the number of other Parties, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among all the Parties, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if each had provided and maintained a single insured bond; provided, however, that the Fund’s premium will not exceed the premium that would be paid if the Fund had provided and maintained a single insured bond; and further

          RESOLVED, that in order to define certain rights and responsibilities of the 1099 Fund and the other Parties with respect to recoveries under the Bond, the proper officers of the 1099 Fund are each hereby authorized and directed, in the name and on behalf of the 1099 Fund, to enter into the Joint Insured Agreement, substantially in the form included in the Meeting Materials, with such changes as the proper officers of the 1099 Fund, in consultation with counsel to the Fund and counsel to the Independent Board Members, may determine to be necessary or appropriate; and further

          RESOLVED, that the Board hereby acknowledges that certain rights and responsibilities of the Funds other than the 1099 Fund with respect to the Bond and recoveries thereunder shall continue to be governed by the terms of the Joint Insured Fidelity Bond Agreement among the Funds; and further

          RESOLVED, that each of the appropriate officers of the Funds be, and hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised, sub-advised or administered by Lazard Asset Management LLC or its affiliates, as of the date each is declared effective by the SEC; and further

          RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Funds with respect to the Bond required by paragraph (g) of Rule 17g-1; and further

          RESOLVED, that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1, each of the Secretary and any Assistant Secretary be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the Parties based on their relative total assets, determined as of the end of the last business day of the month preceding the effective date of the change in coverage.

Dated this 23rd day of November, 2011

/s/ Tamar Goldstein
Tamar Goldstein